Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Third Quarter of 2009

CHELMSFORD, Mass.--(BUSINESS WIRE)--October 22, 2009--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the third quarter ended September 30, 2009 of $41.5 million, representing a decrease of 8.9% compared with $45.5 million for the third quarter of 2008 and an increase of 4.5% compared with $39.7 million for the second quarter of 2009. Net income for the quarter was $12.0 million, or $0.40 per diluted share, a decrease of 12.5% compared with $13.7 million, or $0.44 per diluted share, for the third quarter of 2008, and an increase of 13.2% compared with $10.6 million, or $0.35 per diluted share, for the second quarter of 2009.

“We are pleased with our third quarter performance,” said Stephen Daly, Chairman and CEO. “The continued acceptance of our products allowed us to deliver strong quarterly results. We are also pleased to announce that we introduced 21 new products and recently launched two new product lines. The product line expansion and the continued growth of our product portfolio will enhance our ability to penetrate our target markets.”

For the third quarter of 2009, revenue from customers in the United States was $17.8 million, or 43.0% of the company’s total revenue, and revenue from customers outside the United States was $23.7 million, or 57.0% of total revenue. Gross margin was 72.0% for the third quarter as compared with 72.5% for the third quarter of 2008 and 70.4% for the second quarter of 2009. Operating income for the third quarter was $18.3 million, or 44.1% of revenue. Total cash and cash equivalents at the end of the third quarter of 2009 was $215.2 million, an increase of $17.2 million for the quarter.

Business Outlook

The company expects revenue for the fourth quarter ending December 31, 2009 to be in the range of $42.5 million to $43.5 million and net income to be in the range of $11.3 million to $12.3 million, or $0.38 to $0.41 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave web site at www.hittite.com and click on the Webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4160203. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave is an innovative designer and developer of high-performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, dielectric resonator oscillators, frequency dividers and detectors, frequency multipliers, high speed digital logic, interface, limiting amplifiers, mixers and converters, modulators and demodulators, oscillators, passives, phase lock loop (PLL), PLL with integrated VCOs, phase shifters, power detectors, sensors, switches, synthesizers, transimpedance amplifiers and variable gain amplifiers. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of the recent recession, the related disruption in credit markets and weak macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability accurately to assess end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$215,171	$180,856
Accounts receivable, net	19,549	27,650
Inventories	17,788	13,981
Deferred costs	110	139
Income taxes receivable	1,935	20
Prepaid expenses and other current assets	1,086	1,127
Deferred taxes	7,161	6,206
Total current assets	262,800	229,979
Property and equipment, net	20,293	17,927
Other assets	5,769	7,178
Total assets	$288,862	$255,084

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,308	$2,778
Accrued expenses	6,553	6,836
Deferred revenue and customer advances	4,859	3,471
Total current liabilities	14,720	13,085
Long-term income taxes payable	4,948	4,689
Deferred taxes	712	381
Total liabilities	20,380	18,155
Total stockholders' equity	268,482	236,929
Total liabilities and stockholders' equity	$288,862	$255,084

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$41,469	$45,528	$119,337	$133,858
Cost of revenue	11,623	12,504	34,238	38,588
Gross profit	29,846	33,024	85,099	95,270
	72.0%	72.5%	71.3%	71.2%
Operating expenses:
Research and development	5,609	6,404	16,877	17,978
Sales and marketing	3,778	3,988	10,881	12,021
General and administrative	2,185	2,117	7,179	6,282
Total operating expenses	11,572	12,509	34,937	36,281
Income from operations	18,274	20,515	50,162	58,989
	44.1%	45.1%	42.0%	44.1%

Interest and other income, net	78	738	363	2,617
Income before income taxes	18,352	21,253	50,525	61,606
Provision for income taxes	6,367	7,555	17,769	21,396
Net income	$11,985	$13,698	$32,756	$40,210

Earnings per share:
Basic	$0.41	$0.45	$1.12	$1.31
Diluted	$0.40	$0.44	$1.10	$1.29

Weighted Average Shares Outstanding:
Basic	29,438	30,464	29,372	30,654
Diluted	29,933	30,907	29,816	31,176

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer